Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Announces Third Quarter 2019 Financial Results

Year to Date Revenues Exceed Prior Full Year Revenues

Teleconference and Webcast to be Held Today at 4:30 P.M. ET

WAUKESHA (November 14, 2019) - Telkonet, Inc. (OTCQB: TKOI), (the “Company”, “Telkonet”), creator of the EcoSmart platform of intelligent automation solutions designed to optimize comfort, energy efficiency and operational analytics in support of the emerging Internet of Things (IoT), today announced financial results for the quarter ended September 30, 2019. Telkonet management will hold a teleconference to discuss these results with the financial community today at 4:30 p.m. ET/3:30 p.m. CT.

“Telkonet’s efforts over the last year to capitalize on our broad Channel base, as well as, expand internationally, continue to yield impressive results as demonstrated by our year-to-date performance thus far,” stated Jason Tienor, Telkonet’s Chief Executive Officer.

Operating and Financial Highlights Comparison for the Three and Nine Months Ended September 30, 2019:

•	For the three and nine month periods, total revenues increased 50% and 41%, respectively, when compared to prior year periods.
•	Current year-to-date revenues of $8.5 million surpassed prior full year revenues of $8.4 million.
•	For the three and nine month periods, revenues generated via the Company’s value added resellers and distribution partners increased 102% and 39%, respectively, when compared to prior year periods.
•	International revenues, as a percentage of year-to-date revenues, grew 9% to $0.9 million when compared to the prior year period. The increase was primarily driven by one contract for a modular home project sold through an OEM partner.
•	Backlog was approximately $3.6 million at September 30, 2019.
•	For the three months ended September 30, 2019, material costs as a percentage of product revenues fell 14% compared to the three month period ended September 30, 2018, resulting from a formal pricing increase implemented during the three months ended September 30, 2019 and changes in product and customer mix.
•	During the third quarter, the Company began initiating a number of cost elimination and liquidity management actions, including, reviewing opportunities to decrease spend with third party consultants and providers, strategically reviewing whether or not to fill employee positions in the event of vacancies, and implementing sales campaigns to sell slow-moving inventory and reducing existing inventory volumes. The full impact of these actions is not expected to be reflected in the Company’s financial statements in the next twelve months.

“Through a continued focus on our strengths and target markets, Telkonet further demonstrates our leadership within our industry,” continues Tienor. “In addition, through ongoing strategic discussions, the Company continues to identify strategic relationships that will bring greater value to our platform and our business.”

Financial Results Review

For the three and nine month periods ended September 30, 2019:

Total Revenue: Increased 50% to $2.2 million and 41% to $8.5 million, respectively, when compared to respective prior year periods.

Product Revenue: Comprised of sales and installation of our EcoSmart energy management platform, increased 51% to $2.0 million and 41% to $8.0 million, respectively, when compared to respective prior year periods.

Telkonet, Inc. | 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 | p: 414.302.2299 | f: 414.800.4352 | telkonet.com

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Recurring Revenue: Comprised of our customer support services, increased 40% to $0.2 million and 42% to $0.6 million, respectively, when compared to respective prior year periods.

Gross Profit: Percentage increased 4% to 39% and decreased 5% to 38%, respectively, when compared to respective prior year periods.

Net loss: The Company reported net losses of $0.8 million and $2.1 million, respectively, when compared to net losses of $1.3 million and $2.7 million, respectively, in respective prior year periods.

Teleconference

Date: Thursday, November 14, 2019

Time: 4:30 pm ET (3:30 pm CT, 1:30 pm PT)

Investor Dial-In (Toll Free US & Canada): 877-407-9171

Investor Dial-In (International): 201-493-6757

A replay of the teleconference will be available until November 28, 2019, which can be accessed by dialing (877) 660-6853 if calling within the US & Canada or (201) 612-7415, if calling internationally. Please enter conference ID# 13649459 to access the replay.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations website (www.telkonet.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's financial results.

The Company, as is common in its industry, uses adjusted EBITDA from continuing operations, a non-GAAP measurement gauge to demonstrate earnings exclusive of interest and non-cash events. The Company manages business based on cash flows. The Company, in its daily management of business affairs and analysis of monthly, quarterly and annual performance, makes decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA from continuing operations as its primary management guide. Adjusted EBITDA from continuing operations is not, and should not be considered, an alternative to net income (loss), income (loss) from continuing operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the quarters ended September 30, 2019 and 2018, the Company excluded items in the following general category described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

Adjusted EBITDA from continuing operations and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

Telkonet, Inc. | 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 | p: 414.302.2299 | f: 414.800.4352 | telkonet.com

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FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”).

Telkonet, Inc. | 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 | p: 414.302.2299 | f: 414.800.4352 | telkonet.com

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TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues, net:
Product	$1,995,788	$1,319,046	$7,963,349	$5,643,509
Recurring	202,855	144,970	568,531	399,865
Total Net Revenue	2,198,643	1,464,016	8,531,880	6,043,374

Cost of Sales:
Product	1,259,151	881,444	5,026,815	3,252,409
Recurring	74,437	68,467	237,551	194,947
Total Cost of Sales	1,333,588	949,911	5,264,366	3,447,356

Gross Profit	865,055	514,105	3,267,514	2,596,018

Operating Expenses:
Research and development	448,690	539,652	1,360,986	1,410,287
Selling, general and administrative	1,137,084	1,248,204	3,936,851	3,816,210
Depreciation and amortization	16,775	16,797	50,750	50,340
Total Operating Expenses	1,602,549	1,804,653	5,348,587	5,276,837

Operating Loss	(737,494)	(1,290,548)	(2,081,073)	(2,680,819)

Other Income (Expenses):
Gain on sale of fixed assets	150	–	150	–
Interest income (expense), net	(16,525)	9,540	(37,125)	11,063
Total Other Income (Expense)	(16,375)	9,540	(36,975)	11,063

Loss before Provision for Income Taxes	(753,869)	(1,281,008)	(2,118,048)	(2,669,756)

Provision for Income Taxes	–	–	–	2,000
Net Loss Attributable to Common Stockholders	$(753,869)	$(1,281,008)	$(2,118,048)	$(2,671,756)

Net Income (Loss) per Common Share:
Basic – net (loss) attributable to common stockholders	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Diluted – net (loss) attributable to common stockholders	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted Average Common Shares Outstanding – basic	135,331,951	133,989,919	134,937,277	133,892,730
Weighted Average Common Shares Outstanding –diluted	135,331,951	134,238,181	134,937,277	133,892,730

Telkonet, Inc. | 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 | p: 414.302.2299 | f: 414.800.4352 | telkonet.com

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RECONCILIATION OF NET LOSS FROM

CONTINUING OPERATIONS TO ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net loss from operations	$(753,869)	$(1,281,008)	$(2,118,048)	$(2,671,756)
Gain on sale of fixed assets	(150)	–	(150)	–
Interest (income) expense, net	16,525	(9,540)	37,125	(11,063)
Provision for income taxes	–	–	–	2,000
Depreciation and amortization	16,775	16,797	50,750	50,340
EBITDA	(720,719)	(1,273,751)	(2,030,323)	(2,630,479)
Adjustments:
Stock-based compensation	1,815	1,530	5,446	4,590
Adjusted EBITDA	$(718,904)	$(1,272,221)	$(2,024,877)	$(2,625,889)

Telkonet, Inc. | 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 | p: 414.302.2299 | f: 414.800.4352 | telkonet.com

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